FHLB Des Moines Announces 2021 Director Election Results

On November 4, 2021, the Board of Directors reviewed the results of the 2021 Member and Independent Director Election. Federal Home Loan Bank of Des Moines is pleased to announce the director terms commencing January 1, 2022.

Member Director Election Results

Alaska- 1 seat available

Number of institutions eligible to vote:	14
Number of institutions who voted:	12
Total eligible votes per candidate:	104,846

Total Votes	Lauren M. MacVay, CEO	Elected - 4 year term
50,978	True North Federal Credit Union	01/01/22 - 12/31/25
Juneau, Alaska

Total Votes	David C. Durham, Chief Credit Administrator and EVP
32,102	Mt. McKinley Bank
Fairbanks, Alaska

Utah - 1 seat available

Number of institutions eligible to vote:	40
Number of institutions who voted:	22
Total eligible votes per candidate:	668,738

Total Votes	Douglas L. DeFries, President and CEO	Elected - 4 year term
217,602	Bank of Utah	01/01/22 - 12/31/25
Ogden, Utah

Total Votes	Matt C. Packard, Chairman of the Board
153,385	Central Bank
Provo, Utah

Total Votes	Matthew L. Tyler, Corporate Treasurer and SVP
76,464	Zions Bancorporation, National Association
Salt Lake City, Utah

On August 13, 2021, in accordance with Federal Housing Finance Agency regulations, Russell J. Lau, John A. Klebba, and Steven L. Bumann were declared elected by the Federal Home Loan Bank of Des Moines (Bank) to serve as member directors on the Bank’s board of directors for four-year terms commencing January 1, 2022. Messrs. Lau, Klebba and Bumann were the only eligible candidates who chose to stand for election and were therefore each elected to fill the one directorship in Hawaii, Missouri and South Dakota, respectively.

Hawaii - 1 seat available (No Election)

Russell J. Lau, Chairman and CEO	Elected - 4 year term
Finance Factors, Ltd	01/01/22 - 12/31/25
Honolulu, Hawaii

Missouri - 1 seat available (No Election)

John A. Klebba, Chairman and CEO	Elected - 4 year term
Legends Bank	01/01/22 - 12/31/25
Linn, Missouri

South Dakota - 1 seat available (No Election)

Steven L. Bumann, Chief Financial Officer	Elected - 4 year term
BankWest, Inc.	01/01/22 - 12/31/25
Pierre, South Dakota

Independent Director Election Results

District-wide - 1 seat available

Number of institutions eligible to vote:	1,324
Number of institutions who voted:	289
Total eligible votes:	12,522,092

Total Votes	Siva G. Narendra, Chief Executive Officer	Elected - 4 year term
3,148,787	tyfone Inc.	01/01/22 - 12/31/25
25.15%	Portland, Oregon

Mr. Siva Narendra, Ph.D., has extensive leadership experience, serving as CEO of tyfone, Inc. in Portland, Oregon, and also as co-founder and president of iCashe.

Mr. Narendra possesses substantial project development and organizational management skills that have been utilized through his work as an inventor and overseeing the lifecycle of evangelizing, marketing, sales contract negotiation and implementation of his projects. His foundations in finance and accounting are evidenced from his graduate studies at MIT where Mr. Narendra minored in finance and modeling. He has continuously developed internal controls and risk management strategies within his own companies to meet compliance requirements and his overall business knowledge is exemplary. Mr. Narendra’s knowledge and experience in technology is supported by inventing and developing three technology companies.

Mr. Narendra’s contributions in the areas of diversity and inclusion, operational excellence, and information and technology leadership, as demonstrated by his education, background and experience, are outstanding and meet the qualifications required of an independent director.